LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN REALTY CAPITAL EQUITY BRIDGE, LLC
(a Delaware limited liability company)

Dated as of August 20, 2008

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF
AMERICAN REALTY CAPITAL EQUITY BRIDGE, LLC

(a Delaware Limited Liability Company)

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (as the same may be amended from time to time, this “Agreement” or “Operating Agreement”) of American Realty Capital Equity Bridge, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), is made and effective as of August 20, 2008 by and among American Realty Capital II, LLC, a Delaware limited liability company (the “ARC Member”) and the CAMBR COMPANY, INC., a New York corporation (the “Skolnick Member”), being hereinafter sometimes referred to individually as a “Member” and collectively as the “Members”.

BACKGROUND

The Company was formed on August __, 2008, upon the filing of a Certificate of Formation with the Department of State of the State of Delaware (the “Certificate”) pursuant to the provisions of the Delaware Limited Liability Company Act of 1992, Del. Code tit. 6, §§ 18-101 et seq., as amended and in effect from time to time (the “Act”).

The Members are entering into this Operating Agreement as the governing instrument of the Company from and after the date of this Agreement.

ARC Member is $100% owned by: Nicholas S. Schorsch, William M. Kahane, Peter Budko, Michael Weil and Brian Block, all presently senior executives engaged full-time in managing American Realty Capital affiliated companies (collectively, the “ Principals”).

NOW, THEREFORE, intending to be legally bound and in consideration of the promises made herein, the Members agree as follows:

ARTICLE 1

GENERAL PROVISIONS
1.1 Defined Terms.

“Adjusted Capital Account” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with a party hereto. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the ownership or control of securities possessing at least 50% of the voting power of all outstanding voting securities of an entity or the power to otherwise direct or cause the direction of the management and policies of such entity, whether through the ownership of voting stock or similar rights. For the purposes of this definition, partnerships, joint ventures or similar entities, a majority-in-interest of whose partners, venturers or other owners is a party hereto and/or an Affiliate of a party hereto, shall be deemed to be Affiliates of such party.

“Capital Account” shall mean, with respect to a Member, such Member’s capital account established and maintained in accordance with the provisions of Section 7.1.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of money and the fair market value of any property other than money contributed to the Company by such Member (net of any associated liabilities assumed by the Company).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Distribution” shall mean, with respect to any Member, the amount of money, and the fair market value of any property other than money, distributed to such Member by the Company (net of associated liabilities assumed by such Member).

“Family Member” shall mean the spouse, parents, descendants, siblings, mother and father-in-law, sons and daughters-in-law and brothers and sisters-in-law of a Member and any trust whose beneficiaries are one or more of the Member and such persons or any partnership or other entity whose owners are one or more of the Member and such persons.

“Income” means the gross income and gains of the Company (as computed for federal income tax purposes) plus (a) income of the Company exempt from tax and described in Code Section 705(a)(1)(B), (b) the excess, if any, of the fair market value of distributed property over its Tax Book Value and (c) the amount of any increase in the Tax Book Value of the Company’s property pursuant to Section 11.7(c) hereof. In computing Income, items of income and gain relating to Company assets shall be computed based upon the Tax Book Values of the Company assets rather than upon the assets’ adjusted basis for federal income tax purposes.

“IRS” shall mean the Internal Revenue Service.

“Loss” means the deductions and gross losses of the Company (as computed for federal income tax purposes) plus (a) items of expenditure described in Code Section 705(a)(2)(B), (b) the excess, if any, of the Tax Book Value of the distributed property over its fair market value and (c) the amount of any decrease in the Tax Book Value of the Company’s property pursuant to Section 11.7(c) hereof. In computing Loss, items of deduction and loss relating to Company assets shall be computed based upon the Tax Book Values of the Company assets rather than upon the assets’ adjusted basis for federal income tax purposes.

“Majority-in-Interest” shall mean Members holding a Percentage Interest of at least fifty one percent (51%) of the Percentage Interest held by all members.

“Membership Interest” shall mean an ownership interest in the Company.

“Minimum Gain” has the meaning specified in Treasury Regulation Section 1.704-2(d).

“Net Cash Flow” shall mean the amount determined by the Manager in accordance with the following principles: Net Cash Flow during any period shall be the excess, if any, of (a) the sum of (1) the gross receipts of the Company (as determined in accordance with the cash receipts and disbursements method of accounting) during such period, but without regard to any amounts received by the Company on the sale or other disposition of all or substantially all of its assets, (2) all amounts contributed to the Company during such period by any Member, and (3) any amounts released during such period by the Manager from any reserve maintained by the Company, over (b) the sum of (1) all expenditures of the Company (as determined under the aforesaid method of accounting) during such period, (2) all amounts applied during such period in payment of interest or principal on any borrowing of the Company, and (3) any amount added during such period by the Manager to reserves for working capital, contingencies, replacements, expansions, acquisitions, or other expenditures of the Company. Releases and additions to the reserves described in this definition shall be made by the Manager.

“Percentage Interest” shall mean the percentage ownership interest of each Member in the Company. The initial Percentage Interest of each of the Members is set forth on Schedule A.

“Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

“Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, a class of its Members or security holders or otherwise.

“Properties” means single-tenant, usually free-standing, real estate assets net-leased to investment grade or other credit worthy tenants consisting of various national retailers and major corporations, including commercial banks, or such other properties as the Members shall agree.

“Purchase Price” means the sum of: (a) the appraised value (based upon a third party appraisal of the Properties) prepared by a third party appraiser acceptable to Company and prepared in accordance with the appraisal requirements generally acceptable to the Company (“Appraised Value”); and (b) all transaction costs and expenses directly related to the purchase, subject to a limit of 5% of (a) above. The Purchase Price shall include only related acquisition costs, and shall not include any general administrative expenses or overhead costs of the Company, or of the Facility, or of the ARC Member, or of the Skolnick Member.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of succeeding regulations).

Capitalized terms not defined in this Agreement shall have meanings set forth in the Loan Agreement.

1.2 Business. The Company may carry on any lawful business, purpose or activity for which limited liability companies may be organized under the Act, including to provide a revolving loan of up to $10,000,000 from time to time to Affiliates of the ARC Member as needed to provide short-term financing related to property acquisitions (the “Facility”) in accordance with the terms and conditions of the Form of Loan Agreement (the “Loan Agreement”). The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

1.3 Principal and Registered Office. The address of the principal office of the Company is 1725 The Fairway, Jenkintown, PA 19046. The registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The initial registered agent at such address is Corporation Service Company. The registered office and the registered agent may be changed from time to time by action of the Manager by filing notice of such change with the Department of State of the State of Delaware. The Manager will promptly notify the Members of any change of the registered office or registered agent.

1.4 Term. The Company commenced operating on August __, 2008, on the date the certificate was filed with the Secretary of State of the State of Delaware and, unless earlier terminated or dissolved pursuant to the Act or this Agreement, the Company shall have a term of one (1) year, and the option of an additional one (1) year extension, which extension is subject to the unanimous prior consent of the Members.

1.5 Fiscal Year. The fiscal year of the Company shall be its taxable year and shall begin on January 1 and end on December 31 of each calendar year, unless a different year is required under the Code.

1.6 Members Names and Addresses. The name and address of each Member is set forth on Schedule A hereto.

1.7 Partition. No Member, nor any successor-in-interest to any Member, shall have the right, while this Agreement remains in effect, to have the property of the Company partitioned, or to file a complaint or institute any Proceeding at law or in equity to have the property of the Company partitioned, and each of the Members, on behalf of itself and its successors, representatives and assigns, hereby irrevocably waives any such right.

1.8 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Member individually shall have any interest in such property. Title to all such property may be held in the name of the Company or a designee, which designee may be a Member or an entity affiliated with a Member.

1.9 Activities of the Members. Each Member and any affiliates of such Member may engage in or hold an interest in other business ventures of any nature, including ventures and activities similar to and competitive with the Company.

1.10 Member Reimbursement. Each Member shall bear its own costs and expenses in entering into this Agreement and fulfilling its duties and obligations as a Member.

1.11 Membership Interests Uncertificated. The interests of the Members in the Company shall not be certificated.

ARTICLE 2

MEETINGS GENERALLY
2.1 Manner of Giving Notice. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any provision of the Act, the Certificate or this Agreement. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the adjournment is for more than 60 days or the Members or the Manager fix a new record date for the adjourned meeting in which event notice shall be given in accordance with Section 2.2 or Section 2.3, as applicable.

2.2 Notice of Meetings of Members. Written notice of every meeting of the Members shall be given to each Member of record entitled to vote at the meeting at least five days prior to the day named for the meeting in any other case. If the Manager neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so.

2.3 Waiver of Notice. Whenever any written notice is required to be given under the provisions of the Act, the Certificate or this Agreement, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

2.4 Use of Conference Telephone and Similar Equipment. Any Member may participate in any meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at the meeting.

2.5 Consent in Lieu of Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if, prior or subsequent to the action, written consents describing the action to be taken are signed by the minimum number of Members that would be necessary to authorize the action at a meeting at which all Members entitled to vote thereon were present and voting. The consents shall be filed with the Manager. Prompt notice of the taking of the Company action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

ARTICLE 3

MANAGEMENT

3.1 Management of the Company Generally. The business and affairs of the Company shall be managed by its Manager. Unless authorized to do so by this Agreement or by the Manager of the Company, no attorney-in-fact, employee, officer or agent of the Company other than the Manager shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been expressly authorized by the Manager to act as an agent of the Company. Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provision of the Act, the Manager shall have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

3.2 Designation of Manager. A Person may be named or designated as a Manager of the Company pursuant to Section 3.4. A Manager may make contributions to the Company and share in the profits and losses of, and in distributions from, the Company as a Member. A Person who is both a Manager and a Member has the rights and powers, and is subject to the restrictions and liabilities, of a Manager and, except as provided in this Agreement, also has the rights and powers, and is subject to the restrictions and liabilities, of a Member to the extent of his or her participation in the Company as a Member.

3.3 Compensation of Manager; Reimbursement. No fees, compensation, reimbursement, salaries or other benefits shall be paid to Manager or any successor manager in its capacity as Manager. Neither Manager nor its Affiliates shall receive any other fee or compensation for acting as Manager or in connection with the loan agreements contemplated herein. The Manager or any successor manager in its capacity as manager shall bear its own costs and expenses incurred in connection with fulfilling its duties and obligations as manager.

3.4 Number, Selection and Term of Office. There shall be one Manager and, initially, the ARC Member shall be Manager. The Manager may be replaced by a successor manager elected by a Majority-in-Interest of the Members. Each Manager shall hold office until a successor has been elected or until such Manager’s earlier resignation or removal.

3.5 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon a certificate of the Manager to the effect that it is then acting as the Manager and upon the power of the Manager as herein set forth.

3.6 Liability for Certain Acts. The Manager shall perform its managerial duties in good faith, in a manner reasonably believed to be in the best interests of the Company, and with such care and business judgment as an ordinarily prudent person in a like position would use under similar circumstances, including the reliance in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Manager, Members, officers, employees or committees of the Company or by any other person, as to matters the Manager reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. The Manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. The Manager who so performs the duties of the Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless (i) the Manager has breached or failed to perform the duties of its position under the Act, the Certificate or this Agreement and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness by the Manager. Nothing in this paragraph shall apply to the liability of a Manager pursuant to any criminal statute, or for the payment of taxes pursuant to federal, state or local law.

3.7 Reliance on Reports and Information by Member or Manager. A Member or Manager of the Company shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Members, officers, employees or committees of the Company, or by any other person, as to matters the Member or Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

3.8 Bank Accounts. The Manager may from time to time open bank accounts in the name of the Company, and the Manager shall be the sole signatory or signatories thereon.

3.9 Resignation. A Manager of the Company may resign at any time by giving written notice to the Company. The resignation of a Manager shall be effective upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make such resignation effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

3.10 Removal. Any individual Manager may be removed from office at any time, without assigning any cause by the affirmative vote of Members who hold a Majority-in-Interest. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

3.11 Vacancies. Any vacancy with respect to a Manager occurring for any reason may be filled by election pursuant to Section 3.4.

3.12 Outside Interests. A Manager shall not be required to manage the Company as such Manager’s sole and exclusive function, and a Manager may engage, invest and participate in and otherwise enter into other business ventures of any kind, nature or description, individually or with others, whether or not any such business venture competes with the business of the Company, and neither the Company nor any Member shall have any right in or to any such activities or the income or profits derived therefrom.

ARTICLE 4

MEMBERS

4.1 Admission of Members. One or more Persons may be admitted as members of the Company from time to time subject to (i) the prior consent of the Members and (ii) each additional Member’s execution of a counterpart signature page of this Agreement (as such may be required to be amended for the purpose of admitting additional Members); provided, however, that prior to such admission, the Manager shall consult with appropriate tax counsel to determine the effects, if any, upon the continued qualification of the Company as an entity that is disregarded as an entity separate from the Member for federal and state income tax purposes. The Manager may issue additional Membership Interests (including different classes of Membership Interests) at fair market value to such Persons (including any Member, any Affiliate of any Member or any Person who is not then a Member) and on such terms as the Manager may determine, subject to Section 4.11. The Manager shall promptly amend Schedule A to reflect the issuance of additional Membership Interests to a new or existing Member. Each new Member shall execute an instrument agreeing to be bound as a Member by the terms and conditions of this Agreement.

4.2 Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Manager or by any Member.

4.3 Place of Meeting. The Manager or Members calling a meeting pursuant to Section 4.2 may designate any place as the place for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

4.4 Record Date. For the purpose of determining Members entitled to notice of, or to vote at, any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution or relating to such other purpose is adopted, as the case may be, shall be the record date for the determination of Members. Only Members of record on the date fixed shall be so entitled notwithstanding any permitted transfer of a Member’s Membership Interest after any record date fixed as provided in this Section. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjournment of the meeting.

4.5 Quorum. A meeting of Members of the Company duly called shall not be organized for the transaction of business unless a quorum is present. The presence of Members who own a Majority-in-Interest represented in person or by proxy shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting, Members who own a Majority-in-Interest so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting pursuant to Section 2.1. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Members whose absence would cause less than a quorum.

4.6 Manner of Acting. Except as otherwise provided in the Act or the Certificate or this Agreement, whenever any Company action is to be taken by vote of the Members of the Company, it shall be authorized upon receiving the affirmative vote of a Majority-in-Interest of the Members.

4.7 Voting Rights of Members. Unless otherwise provided in the Certificate, every Member of the Company shall be entitled to such number of votes as is equal to that Member’s then current Percentage Interest.

4.8 Relationship of Members. Except as otherwise expressly and specifically provided in or as authorized pursuant to the Certificate or this Agreement, (a) in the event that any Member (or any of such Member’s shareholders, partners, members, owners, or Affiliates (collectively, the “Liable Member”)) has incurred any indebtedness or obligation prior to the date of this Agreement that relates to or otherwise affects the Company, neither the Company nor any other Member shall have any liability or responsibility for or with respect to such indebtedness or obligation unless such indebtedness or obligation is assumed by the Company pursuant to this Agreement or a written instrument signed by all Members; (b) neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation that is incurred after the date of this Agreement by any Liable Member, and in the event that a Liable Member, whether prior to or after the date hereof, incurs (or has incurred) any debt or obligation that neither the Company nor any of the other Members is to have any responsibility or liability for, the Liable Member shall indemnify and hold harmless the Company and the other Members from any liability or obligation they may incur in respect thereof; (c) nothing contained herein shall render any Member personally liable for any debts, obligations or liabilities incurred by the other Members or the Company whether arising in contract, tort or otherwise or for the acts or omissions of any other Member, Manager, agent or employee of the Company; (d) no Member shall be constituted an agent of the other Members or the Company; (e) nothing contained herein shall create any interest on the part of any Member in the business or other assets of the other Members; (f) nothing contained herein shall be deemed to restrict or limit in any way the carrying on of separate businesses or activities by any Member now or in the future, even if such businesses or activities are competitive with the Company; and (g) no Member shall have any authority to act for, or to assume any obligation on behalf of, the other Members or the Company.

4.9 Business Transactions of Member or Manager with the Company. A Member or Manager may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to other applicable law, has the same rights and obligations with respect to any such matter as a person who is not a Member or Manager.

4.10 Interested Transactions.

(a) General Rule. A contract or transaction between the Company and one or more of its Affiliates, Members, Manager or officers or between the Company and another limited liability company, corporation, partnership, joint venture, trust or other enterprise in which one or more of its Members, Manager or officers are members, Manager or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the Member, Manager or officer is present at or participates in the meeting of the Members that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if:

(1) material facts as to its relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon and the contract or transaction is specifically approved in good faith by a Majority-in-Interest of the Members; or

(2) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Manager or the Members.

(b) Quorum. Common or interested Members may be counted in determining the presence of a quorum at a meeting of the Members which authorizes a contract or transaction specified in subsection (a).

4.11 Approval of Certain Matters by the Members. Notwithstanding any provision of this Agreement to the contrary, the following matters require unanimous approval of the Members: (a) merger or consolidation of the Company with any other entity; (b) sale of all or substantially all of the assets of the Company; (c) division or conversion to corporate form of the Company; (d) payment of compensation to any Manager for acting in such capacity; (e) the admission of additional Members to the Company, except for transfers permitted by Section 9.1(a) of this Agreement; (f) liquidation of the Company; or (g) acquisition of another entity; or (h) making advances to an Affiliate of the ARC Member pursuant to the Facility and the terms and conditions of the Loan Agreement.

4.12 Bankruptcy of a Member. A Person ceases to be a Member upon the happening of any of the following events (each, a “Bankruptcy Event”), after which the Person shall be entitled to receive only the allocations and distributions attributed to the Person’s Membership Interest in the Company, if any, but shall not be entitled to any other rights of a Member:

(a) A Member takes any of the following actions:

(1) Makes an assignment for the benefit of creditors;

(2) Files a voluntary petition in bankruptcy;

(3) Is adjudged a bankrupt or insolvent, or has entered against the Member an order for relief, in any bankruptcy or insolvency proceeding;

(4) Files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(5) Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; or

(6) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the properties of the Member.

(b) 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without the consent or acquiescence of the Member, of a trustee, receiver or liquidator of the Member or of all of any substantial part of the properties of the Member, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification by the Company. To the fullest extent permitted by the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, the Company shall indemnify any person who is or was a Manager, Member, Tax Matters Member, employee or agent of the Company or any person who is the legal representative of any such Manager, Member, Tax Matters Member, employee or agent of the Company (an “Indemnitee”), from and against any and all claims, demands and expenses (including without limitation attorneys’ fees, judgments, fines, penalties, excise taxes and amounts paid in settlement) incurred by the Indemnitee by reason of the fact that such person was a Manager, Member or Tax Matters Member, or, while serving as a Manager, is or was at the request of the Company also serving as a manager, director, employee, officer, or agent of another entity (including without limitation any employee benefit plan). The right of indemnification created by this Section 5.1 shall be a contract right enforceable by an Indemnitee against the Company, and it shall be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The provisions of this Section 5.1 shall inure to the benefit of the heirs and legal representatives of an Indemnitee. No amendment, alteration, change, addition or repeal of or to this Operating Agreement shall deprive any Indemnitee of any rights under this Section 5.1 with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

ARTICLE 6

CAPITALIZATION

6.1 Capital Accounts.

(a) The Company shall maintain Capital Accounts determined and adjusted in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv).

(b) A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as specifically provided in this Agreement. Any Member, including any substituted Member, that shall receive a Membership Interest or whose Membership Interest shall be increased by means of a transfer to it of all or part of the Membership Interest of another Member, shall have a Capital Account that reflects such transfer.

6.2 Initial Capital Contributions. Each Member has made an irrevocable capital commitment of $5 million, such that in the aggregate the commitment to the Facility shall be $10 million. Upon execution of this Agreement, each Member shall affirm the capital commitment set forth opposite such Member’s name on Schedule A hereto and shall receive therefor the Percentage Interest set forth thereon. The initial Capital Accounts of the Members shall be equal to the fair market value of the Members’ initial Capital Contribution, and shall be drawn, pari passu, pursuant to the terms of this Agreement. (See Article 14.)

6.3 No Additional Contributions. No Member shall be required to contribute any capital to the Company in addition to the amounts required by Section 6.2, unless the Members unanimously agree to increase the amount of Capital Contributions.

6.4 Use of Capital Contributions. The Capital Contributions made pursuant to this Article shall be used, together with other funds available to the Company, to engage in the Business, including without limitation, to make advances under the Facility pursuant to the terms and conditions of the Loan Agreement and for the payment of the liabilities and obligations of the Company.

6.5 No Interest on or Return of Capital. No Member shall be entitled to interest on any Capital Contribution or Capital Account, except to the extent the Capital Contribution becomes a loan pursuant to the terms of the Loan Agreement. No Member shall have the right to demand or receive the return of all or any part of any Capital Contribution or Capital Account, except as otherwise may be expressly provided herein, and no Member shall be personally liable for the return of the Capital Contribution of any other Member.

6.6 Limitations Upon Liability of Members. Except as otherwise expressly and specifically provided in or required by the Certificate or this Agreement, the personal liability of each Member to the Company, to the other Members, to the creditors of the Company or any third party for the losses, debts or liabilities of the Company shall be limited to the amount of its Capital Contribution which has not theretofore been returned to it as a distribution (including a distribution upon liquidation). For purposes of the foregoing sentence, distributions to a Member shall first be deemed a return of its Capital Contribution. No Member shall at any time be liable or held accountable to the Company, to the other Members, to the creditors of the Company or to any other third party for or on account of any negative balance in its Capital Account. To the fullest extent permitted by the Act, a Member shall have no obligation to return any distributions received from the Company.

ARTICLE 7

ALLOCATIONS OF PROFIT AND LOSS

7.1 Allocations Generally. Except as otherwise provided in Sections 7.2 or 7.3 hereof, each item of Income and Loss shall be allocated as follows:

(a) Income in Excess of Loss. Income in excess of Loss shall be allocated: (i) first, to restore losses allocated under Section 7.1(b)(iii) to the extent of, such negative balances, (ii) second, to restore losses allocated under Section 7.1(b)(ii) to the extent of, such negative balances, and (iii) third, among the Members in accordance with their respective Percentage Interests.

(b) Loss in Excess of Income. Loss in excess of Income shall be allocated: (i) first, among the Members in accordance with their respective Percentage Interest unless and until the Adjusted Capital Account of any Member has been reduced to zero, (ii) second, among the Members who have positive Adjusted Capital Account balances in proportion to and to the extent of, those positive Adjusted Capital Account balances, and (iii) third, to the Members in proportion to their respective Percentage Interests.

7.2 Allocations Under Regulations.

(a) Company Nonrecourse Deductions. Loss attributable (under Treasury Regulation Section 1.704-2(c)) to “company nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in accordance with their respective Percentage Interest. As the allocation of company nonrecourse deductions will increase the potential minimum gain chargeback under Section 7.2(d), an allocation of company nonrecourse deductions under this provision will not reduce a Member’s Capital Account.

(b) Member Nonrecourse Deductions. Loss attributable (under Treasury Regulation Section 1.704-2(i)(2)) to “member nonrecourse debt” (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) shall be allocated, in accordance with Treasury Regulation Section 1.704- 2(i)(1), to the Member who bears the economic risk of loss with respect to the debt to which the Loss is attributable. As the allocation of member nonrecourse deductions will increase the potential minimum gain chargeback under Section 7.2(d), an allocation of member nonrecourse provisions under this provision will not reduce a Member’s Capital Account.

(c) Minimum Gain Chargeback. If, in any year there is a net decrease in Company Minimum Gain (as defined in Treasury Regulation Section 1.704-2(d)) (other than a decrease attributable to a “book up” in the Tax Book Value of the Company’s assets, a decrease offset by an increase in Member Minimum Gain or any other decrease for which a minimum gain chargeback is not required under Treasury Regulation Section 1.704-2(f)), then each Member will be allocated Income equal to that Member’s share of the net decrease in minimum gain for the year, as determined by Treasury Regulation Section 1.704-2(g)(2). The items of Income to be allocated under this Section are determined under Treasury Regulation Section 1.704-2(j)(2). In the event there is insufficient Income for the year to fully chargeback each Member’s share of the decrease in Company Minimum Gain, then the chargeback for the year shall be in proportion to each Member’s share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in Company Minimum Gain in the following year. This subsection is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Member Minimum Gain Chargeback. If, in any year there is a net decrease in Member Minimum Gain (as defined in Treasury Regulation Section 1.704-2(i)) (other than a decrease attributable to a “book up” in the Tax Book Value of the Company’s assets, a decrease offset by an increase in Member Minimum Gain or any other decrease for which a Member Minimum Gain chargeback is not required under Treasury Regulation Section 1.704-2(i)(4)), then, after the allocation set forth above in Section 7.2(c), each Member will be allocated Income equal to that Member’s share of the net decrease in Member Minimum Gain for the year, as determined by Treasury Regulation Section 1.704-2(i)(3). The items of Income to be allocated under this Section are determined under Treasury Regulation Section 1.704-2(j)(2). In the event there is insufficient Income for the year to fully chargeback each Member’s share of the decrease in Member Minimum Gain, then the chargeback for the year shall be in proportion to each Member’s share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in Member Minimum Gain in the following year. This subsection is intended to comply with the requirement of Treasury Regulation Section 1.704-2(i)(4) that there be a chargeback of Member nonrecourse debt minimum gain and shall be interpreted consistently therewith.

(e) Qualified Income Offset. In the event any Member received any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that was not reasonably expected at the end of the preceding year and that causes, or increases, a deficit in the Member’s Capital Account, Income (composed of a pro rata portion of each element remaining after the allocations in earlier subsections of this Section) shall be allocated to that Member in an amount and manner sufficient to eliminate any portion of the deficit balance in the Member’s Capital Account that is attributable to the adjustment, allocation, or distribution referred to above. If there is insufficient Income in any year to make the allocation called for under this subsection, then the shortfall shall be carried over to subsequent years and will be treated as items to be offset in those years. Allocations under this subsection will only be made to the extent that a Member has a deficit in his or her Capital Account after all other allocations provided in this Article have been tentatively made as if this subsection were not in the Agreement. For purposes of this subsection, a Member’s Capital Account balance shall be increased by (i) its share of Minimum Gain, (ii) its share of Member Minimum Gain, (iii) the amount, if any, by which its deficit Capital Account balance exceeds the sum of (i) and (ii) and which the Member is obligated to restore (or is treated as obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c)) and decreased by (iv) the amount of expected distributions in the next year from the current year’s earnings and (v) to the extent not previously taken into account, the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

7.3 Other Allocations.

(a) Allocations when Tax Book Value Differs from Tax Basis. When the Tax Book Value of a Company asset is different from its adjusted tax basis for income tax purposes, then, solely for federal, state and local income tax purposes and not for purposes of computing Capital Accounts, income, gain, loss, deduction and credit with respect to such assets (“Section 704(c) Assets”) shall be allocated among the Members to take this difference into account in accordance with the principles of Code Section 704(c), as set forth herein and in the Treasury Regulations thereunder and under Code Section 704(b). Except to the extent otherwise required by final Treasury Regulations, the calculation and allocations eliminating the differences between Tax Book Value and adjusted tax basis of the Section 704(c) Assets shall be made pursuant to the method elected by the Manager or their designee.

(b) The Members agree to be bound by the provisions of this Article in reporting their shares of Company income, gain, loss and deduction for tax purposes.

(c) For purposes of determining the Income, Losses or any other items allocable to any period, Income, Loss and any such other items shall be determined on a daily, monthly or other basis, using any permissible method under Code Section 706 and the Treasury Regulations thereunder as elected by the Manager or their designee; provided, however, that Income or Loss described in clause (c) of the definition of “Income” and “Loss” shall be allocated only to those persons who held interests in the Company immediately before the event giving rise to such Income or Loss.

ARTICLE 8

DISTRIBUTIONS

8.1 Declaration and Payment of Distributions.

(a) Except as provided in Section 10.4(a) regarding liquidating distributions, Net Cash Flow shall be determined by the Manager and shall be distributed to the Members in accordance with their respective Percentage Interests as follows: (i) with respect to interest payments under the Loan Agreement, distributions shall be made monthly; (ii) with respect to the Repayment Premium and Extension Fee, distributions shall be made at the time of the repayment or exercise of the Extension Option; and, (iii) with respect to all other distributions, e.g., Unused Line Fee, distributions shall be made annually.

(b) For purposes of this Section, the Members acknowledge that, in accordance with the definition of Net Cash Flow provided in Section 1.1, the Manager may, in their sole discretion, adjust the amount which would otherwise constitute Net Cash Flow by establishing, adding amounts to, and releasing amounts from, such reserves as it deems, in its sole discretion, to be necessary or advisable for working capital, contingencies, replacements, expansions, acquisitions, or other expenditures of the Company.

8.2 Limitations on Distributions.

(a) The Company shall not make a distribution to a Member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests in the Company and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability.

(b) A Member who receives a distribution in violation of subsection (a), and who knew at the time of the distribution that the distribution violated this Section, shall be liable to the Company for the amount of the distribution. A Member who receives a distribution in violation of this Section, and who did not know at the time of the distribution that the distribution violated this Section, shall not be liable for the amount of the distribution. Subject to subsection (c), this subsection shall not affect any obligation or liability of a Member under other applicable law for the amount of a distribution.

(c) A Member who receives a distribution from the Company shall have no liability under this Section, the Act or other applicable law for the amount of the distribution after the expiration of three years from the date of the distribution unless an action to recover the distribution from such Member is commenced prior to the expiration of such three-year period and an adjudication of liability against such Member is made in the action.

8.3 Amounts of Tax Paid or Withheld. All amounts paid or withheld pursuant to the Code or any provision of any state or local tax law with respect to any Member shall be treated as amounts distributed to the Member pursuant to this Article for all purposes under this Agreement.

8.4 Distribution in Kind.

(a) No Member, regardless of the nature of its Capital Contribution, shall have a right to demand and receive any distribution in any form other than cash.

(b) No Member shall be compelled to accept a distribution of any asset in kind to the extent that the percentage of the asset distributed to the Member exceeds a percentage of that asset that is equal to the percentage in which the Member shares in distributions from the Company generally.

ARTICLE 9

TRANSFERABILITY

9.1 Restriction on Transfer. No Member shall have the right to sell, assign, pledge, hypothecate, transfer, exchange, give or otherwise transfer all or any part of its Membership Interest except in compliance with Section 9.2].

9.2 Effect of Transfer.

(a) In addition to satisfaction of Sections 4.11(e) and 9.1 above, no assignee or transferee of all or part of a Membership Interest in the Company shall have the right to become admitted as a Member, unless and until:

(1) the assignee or transferee has executed an instrument reasonably satisfactory to the Manager accepting and adopting the provisions of this Agreement;

(2) the assignee or transferee has paid all reasonable expenses of the Company requested to be paid by the Manager in connection with the admission of such assignee or transferee as a Member;

(3) if requested by any Manager, the transferee has delivered to the Company an opinion of counsel reasonably satisfactory to such Manager that such transfer is exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and applicable state securities laws; and

(4) such assignment or transfer shall be reflected in a revised Schedule A to this Agreement.

(b) A person who acquires a Membership Interest without satisfying this Section 9.2 and Section 9.1, shall be entitled to receive only the allocations and distributions attributable to the acquired Membership Interest in the Company, if any, but shall not be entitled to any other rights of a Member.

(c) A person who is an assignee of a Membership Interest in the Company may be admitted to the Company as a Member and may receive a Membership Interest in the Company without making a contribution or being obligated to make a contribution to the Company.

9.3 No Resignation of Members. A Member may not withdraw or resign from the Company prior to dissolution or winding up of the Company. If a Member who is an individual dies or a court of competent jurisdiction adjudges the individual to be incompetent to manage the person or property of the individual, the executor, administrator, guardian, conservator or other legal representative of the Member may exercise all of the rights of the Member for the purpose of settling the estate or administering the property of the Member, including the power under this Agreement of an assignee to become a Member. If a Member is a corporation, limited liability company, trust or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

9.4 Voluntary Discontinuation of Business. Nothing in this Agreement shall prevent the Members from mutually agreeing to dissolve the Company and discontinue its business pursuant to Section 10.1 of this Agreement, rather than triggering any of the provisions of this Article.

ARTICLE 10

DISSOLUTION AND TERMINATION

10.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (“Dissolution Event”):

(a) By the Manager, with the approval of the Members, upon their determination that it is no longer in the best interests of the Company to continue the business of the Company;

(b) Upon the sale by the Company of all or substantially all of its assets;

(c) At any time there are no Members, provided, that, the Company need not be dissolved if, within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of such personal representative or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member;

(d) Upon the entry of a decree of judicial dissolution under § 18-802 of the Act.

10.2 Activities of the Company Pending Liquidation. Upon the occurrence of a Dissolution Event, the continuing operation of the Company’s business shall be confined to those activities reasonably necessary to wind up the Company’s affairs, discharge its obligations, and preserve and distribute its assets.

10.3 Winding Up and Liquidation.

(a) Upon dissolution of the Company, the Manager or a liquidator or liquidating committee selected by the Manager (the “Liquidator”) shall be responsible for the winding up of the affairs of the Company and the distribution of its assets. In connection with a winding up of the affairs of the Company, the Liquidator shall cause an accounting to be made of the assets and liabilities of the Company. If any liability is contingent or uncertain in amount, a reserve will be established in such amount as the Liquidator deems reasonably necessary. Upon satisfaction or other discharge of such contingency, the amount of the reserve not required, if any, will be distributed as provided in this Section.

(b) The Liquidator shall be entitled to receive such compensation for its services as may be approved by the Manager. The Liquidator shall agree not to resign at any time without fifteen (15) days’ prior written notice and may be removed at any time, with or without cause, by notice of removal signed by the Manager. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within thirty (30) days thereafter be selected by the Manager. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Members, all of the powers conferred upon the Liquidator under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

(c) The Liquidator shall liquidate the assets of the Company and apply and distribute the proceeds of such liquidation in the order of priority set forth in Section 10.4, unless otherwise required by mandatory provisions of applicable law.

(d) The Liquidator shall be authorized to sell any, all or substantially all of the assets of the Company for deferred payment obligations, and to hold, collect and otherwise administer any such obligations or any other deferred payment obligations held or acquired as assets of the Company.

(e) A reasonable time, including, without limitation, any time required to collect deferred payment obligations, shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidator to reasonably minimize any losses attendant upon the liquidation.

10.4 Distribution of Assets.

(a) In the event of a dissolution of the Company, upon the winding up of the Company, its assets shall be distributed in the following manner and order of priority:

(1) First, to creditors, including Members and Manager who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made; including the establishment of any reserves as the Liquidator may deem reasonably necessary for contingent, conditional or unmatured claims or obligations of the Company arising out of or in connection with the Company or its liquidation. Such reserves shall be held by the Liquidator for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, as soon as practicable, to distribute the balance thereafter remaining in the manner provided in the following subdivisions of this Section; and

(2) Second, the balance to the Members in proportion to the positive balances of their respective Capital Accounts, as determined after taking into account all adjustments to such Capital Accounts for the fiscal year of the Company during which such distribution occurs as promptly as practicable, but in any event within the time required by Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).

(b) The Company following dissolution (i) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or Proceeding to which the Company is a party and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision for payment made shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed as provided in subsection (a). Any Liquidator winding up the Company’s affairs who has complied with this Section shall not be personally liable to the claimants of the dissolved Company by reason of such person’s actions in winding up the Company.

(c) A Member who receives a distribution in violation of subsection (a), and who knew at the time of the distribution that the distribution violated subsection (a), shall be liable to the Company for the amount of the distribution. A Member who receives a distribution in violation of subsection (a) of this Section, and who did not know at the time of the distribution that the distribution violated subsection (a), shall not be liable for the amount of the distribution.

10.5 Cancellation of Certificate. The Certificate of the Company shall be canceled upon the dissolution and the completion of winding up of the Company.

ARTICLE 11

BOOKS; REPORTS TO MEMBERS; TAX ELECTIONS

11.1 Books and Records. The Manager shall maintain separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the Company and the operation of its business, and, to the extent inconsistent therewith, in accordance with this Agreement. The Company may maintain its records in other than a written form if such form is capable of conversion into written form within a reasonable time.

11.2 Tax Information. Within ninety (90) days after the end of each fiscal year, the Company shall endeavor to supply to each Member all information necessary and appropriate to be included in each Member’s income tax returns for that year.

11.3 Annual Reports. Within ninety (90) days after the end of each fiscal year, the Company shall cause to be prepared, and each Member furnished with, financial statements accompanied by a report thereon of the Company’s accountants stating that such statements are prepared and fairly stated in all material respects in accordance with generally accepted accounting principles, and, to the extent inconsistent therewith, in accordance with this Agreement, including the following: (a) a copy of the balance sheet of the Company as of the last day of such fiscal year; (b) a statement of income or loss for the Company for such fiscal year; and (c) a statement of the Members’ Capital Accounts, changes thereto for such fiscal year and Percentage Interests at the end of such fiscal year. Members shall share the cost of preparing the Annual Reports in proportion to their Percentage Interest.

11.4 Tax Matters Member.

(a) The ARC Member is hereby appointed and shall serve as the tax matters member of the Company (the “Tax Matters Member”) within the meaning of Code Section 6231(a)(7) for so long as he is not the subject of a bankruptcy event as defined in Section 4.12 and otherwise is entitled to act as the Tax Matters Member. The Tax Matters Member may file a designation of itself as such with the Internal Revenue Service. The Tax Matters Member shall (i) furnish to each Member affected by an audit of the Company income tax returns a copy of each notice or other communication received from the IRS or applicable state authority, (ii) keep such Member informed of any administrative or judicial Proceeding, as required by Section 6223(g) of the Code, and (iii) allow such Member an opportunity to participate in all such administrative and judicial Proceedings. The Tax Matters Member shall take such action as may be reasonably necessary to constitute the other Member a “notice member” within the meaning of Section 6231(a)(8) of the Code, provided that the other Member provides the Tax Matters Member with the information that is necessary to take such action.

(b) The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Member in its capacity as such. However, the Company shall reimburse the expenses (including reasonable attorneys’ and other professional fees) incurred by the Tax Matters Member in such capacity. Each Member who elects to participate in Company administrative tax Proceedings shall be responsible for its own expenses incurred in connection with such participation. In addition, the cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member’s tax return shall be borne solely by the affected Member.

(c) The Company shall indemnify and hold harmless the Tax Matters Member from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Member, so long as such act or decision was not the result of gross negligence, fraud, bad faith or willful misconduct by the Tax Matters Member. The Tax Matters Member shall be entitled to rely on the advice of legal counsel as to the nature and scope of its responsibilities and authority as Tax Matters Member, and any act or omission of the Tax Matters Member pursuant to such advice shall in no event subject the Tax Matters Member to liability to the Company or either Member.

11.5 Tax Audits/Special Assessments. If the federal tax return of either the Company or an individual Member with respect to an item or items of Company income, loss, deduction, etc., potentially affecting the tax liability of the Members generally is subject to an audit by the Internal Revenue Service, the Manager may, in the exercise of their business judgment, determine that it is necessary to contest proposed adjustments to such return or items. If such a determination is made, the Manager will finance the contest of the proposed adjustments out of the Net Cash Flow.

11.6 Tax Elections. The Company will elect to amortize organizational costs. Upon the death of a Member, in the event of the distribution of property, upon the transfer of a Membership Interest or the issuance of a Membership Interest to a new Member, the Company may file an election, in accordance with applicable Treasury Regulations, to cause the basis of the Company’s property to be adjusted for federal income tax purposes as provided by Code Section 734, Code Section 743 and Code Section 754. The determination whether to make and file any such election shall be made by the Manager in their sole discretion.

11.7 Determination of Tax Book Value of Company Assets.

(a) Except as set forth below, the “Tax Book Value” of any Company asset is its adjusted basis for federal income tax purposes.

(b) The initial Tax Book Value of any assets contributed by a Member to the Company shall be the agreed fair market value of such assets, increased by the amount of liabilities of the contributing Member assumed by the Company in connection with the contribution of such assets plus the amount of any other liabilities to which such assets are subject.

(c) The Tax Book Value of all Company assets may be adjusted by the Manager to equal their respective gross fair market value as provided for in Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

(d) This Section shall not affect the book value of any assets for financial reporting purposes.

ARTICLE 12

CONFIDENTIALITY OF CERTAIN INFORMATION

12.1 Maintenance of Confidentiality. Each of the Members shall, during the term of this Agreement and at all times thereafter, maintain in confidence all confidential and proprietary information and data of the Company, and of the other Members or their Affiliates, (each, a “disclosing party”) disclosed to it (the “Confidential Information”). Each of the Members further agrees that it shall not use the Confidential Information during the term of this Agreement or at any time thereafter for any purpose other than the performance of its obligations or the exercise of its rights under this Agreement. The Company and each Member shall take all reasonable measures necessary to prevent any unauthorized disclosure of the Confidential Information by any of their employees, agents or consultants.

12.2 Permitted Disclosures. Nothing herein shall prevent the Company, any Member, or any employee, agent or consultant of the Company or any Member (the “receiving party”) from using, disclosing, or authorizing the disclosure of any information it receives in the course of the business of the Company which: (a) becomes publicly available other than through default hereunder by the receiving party; (b) is lawfully acquired by the receiving party from a source not under any obligation to the disclosing party regarding disclosure of such information; (c) is in the possession of the receiving party in written or other recorded form at the time of its disclosure hereunder; or (d) is non-confidentially disclosed to any third party by or with the permission of the disclosing party.

ARTICLE 13

INVESTMENT REPRESENTATION

13.1 Investment Purpose. Each Member represents and warrants to the Company and to each other Member that it has acquired the Membership Interest for such Member’s own account, for investment only and not with a view to the distribution thereof, except to the extent provided in or contemplated by this Agreement.

13.2 No Registration. The Membership Interests have not been registered with the Securities and Exchange Commission under the 1933 Act or under similar laws of any states in reliance upon exemptions under those acts. The sale or other disposition of the Membership Interests is restricted as provided in this Agreement.

ARTICLE 14

FACILITY ADVANCES

14.1 Advance Procedures. The Company shall make advances under the Facility to Affiliates of the ARC Member based on the following criteria:

(a) Five (5) calendar days prior to the submission of the draw request by the Manager to the Members (the “Draw Request”), which form of Draw Request is set forth in Exhibit B, the Manager shall submit to the Members an Investment Memorandum. This Investment Memorandum, together with accompanying analysis, shall describe: (a) the amount of the Loan advance requested; (b) specific property information, including location, square footage, improvements; (c) summary of appraised value; (d) Purchase Price; (e) debt capitalization; (f) sources and uses; (g) market and demographic data; (h) tenant summary/credit evaluation; (i) property condition; (j) title, survey and zoning matters; (i) environmental issues; and (l) other material matters pertaining to the property.

(b) The Manager shall make a Draw Request in the form set forth as Exhibit B five (5) calendar days prior to the required funding date. The Draw Request shall specify the ARC Member Affiliate purchasing the property, and the Manager shall represent that the Facility shall fund only at closing when the Property has been acquired or post-closing after the Property has been acquired by the ARC Member Affiliate. The Draw Request shall specify the anticipated date upon which the transaction is to be funded and shall provide a representation that the Manager shall promptly advise the Members of any change, delay or adjournment of the transaction closing date. Each time the Manager makes a draw request, the Manager shall require that the ARC Member Affiliate shall submit a financial statement describing in detail the assets and liabilities of such ARC Member Affiliate. Such financial statement shall be subject to the review and approval of the Manager before such draw request shall be funded

(c) The Manager shall represent to the Company that the following conditions have been satisfied: (a) all information, books, records, rent rolls, lease reports, exhibits, representations, statements, and other matters and documentation have been reviewed and are acceptable; (b) satisfactory title insurance has been obtained through a title insurance company selected and engaged by the Company and acceptable to such Manager, at such ARC Member Affiliate’s expense (c) a survey of the property satisfactory to the Manager and its counsel and the title company has been obtained; (d) satisfactory casualty, liability, rent loss and other required insurance coverage has been obtained in amounts and types and through providers as required under the Loan Agreement; (e) satisfactory organizational documents have been prepared which meet the Manager’s requirements for single purpose bankruptcy remote entities; (f) satisfactory estoppels, if any, have been delivered (including ground lessor and lease guarantor estoppels, as applicable) and, as applicable, subordination, non-disturbance and attornment agreements for all tenants as provided in the lease if applicable; (g) satisfactory opinion of counsel has been prepared, should Manager deem such opinion necessary;] (h) satisfactory evidence of compliance with all laws, including zoning, building code and health and safety requirements has been presented; and (i) satisfactory review of Lease documents, if any, by the Manager’s counsel has been completed.

(d) The ARC Member Affiliate receiving the advance under the Facility (i) shall enter into a Loan Agreement in a form approved by the Members, including the form of Note attached to the Loan Agreement, (ii) shall undertake to repay funds drawn against the Facility with Interest and Repayment Premium within 12 months or sooner of drawing funds, subject to the exercise of the Extension Option, payment of the Extension Fee, and annual payment of an Unused Line Fee equal to 3% per annum of the amount of the Facility (less funds advanced by the Company to an ARC Affiliate and then outstanding), and (ii) shall guaranty repayment of the Loan, which Loan shall be otherwise unsecured.

(e) The Draw Request shall not exceed the Purchase Price of the underlying properties that are the subject of such Draw Request.

ARTICLE 15

MISCELLANEOUS

15.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If a Member who is an individual dies or a court of competent jurisdiction adjudges him or her to be incompetent to manage his or her person or property, the executor, administrator, guardian, conservator or other legal representative of the Member may exercise all of the rights of the Member for the purpose of settling such Member’s estate or administering such Member’s property, including the power the Member had to give an assignee the right to become a Member. If a Member is a corporation, trust or other entity and is dissolved or otherwise terminated, the powers of that Member may be exercised by its legal representatives or successors. The successor of a Member shall succeed to the right of the Member to receive allocations and distributions hereunder, and may be admitted as a Member in accordance with the provisions of Section 9.2, but shall not be deemed a Member, and shall not be entitled to voting rights hereunder, unless and until so admitted.

15.2 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties with respect thereto.

15.3 Amendments. The Certificate and this Agreement may not be amended except by the written agreement of a Majority-in-Interest of the Members.

15.4 Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware (without regard to any conflicts of law principles.) Each of the Members hereby expressly submits itself generally and unconditionally to the personal jurisdiction of any U.S. or state court which would have jurisdiction over the subject matter of an action to enforce any or all of the terms of this Agreement or to recover damages for a breach of any of its provisions.

15.5 Notices. Except as otherwise provided in this Agreement, any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally or sent by facsimile transmission or overnight express to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s address, which is set forth on Schedule A and to the Company at its principal place of business, or at such other address as a party may direct in writing.

15.6 Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

15.7 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

15.8 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act that would have originally constituted a violation from having the effect of an original violation.

15.9 Severability. If any provision of this Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

15.10 Publicity. No press release or other public announcement related to this Agreement or the Company or the transactions contemplated hereby shall be issued by any Member without the prior approval of the Manager, except that any Member may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such Member shall make a reasonable effort to consult with the Members prior to making such disclosure).

15.11 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any person other than the parties to this Agreement and their respective successors and assigns.

15.12 Interpretation. It is the intention of the Members that, during the term of this Agreement, the rights of the Members and their successors-in-interest shall be governed by the terms of this Agreement, and that the right of any Member or successor-in-interest to assign, transfer, sell or otherwise dispose of any Membership Interest in the Company shall be subject to limitations and restrictions of this Agreement.

15.13 Tax Classification of Company. The Members hereby acknowledge their intention that the Company be classified, for federal, state and local income tax purposes, as a partnership and not an association taxable as a corporation pursuant to Section 7701(a)(2) of the Code and the Regulations promulgated thereunder and hereby agree that the provisions of this Agreement shall be applied and construed in a manner to give full effect to such intent. Each Member further agrees not to make or consent to an election to treat the Company as a corporation and to execute and deliver such further agreements or instruments and do, or cause to be done, such further acts and things, as may be reasonably necessary, in the opinion of the Members and counsel to the Company, to cause the Company to be classified as a partnership for federal, state and local income tax purposes.

15.14 Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such other acts as the Manager deem appropriate to comply with (a) the requirements of law for the formation of the Company, (b) any laws, rules, regulations and third-party requests relating to the acquisition, operation or holding of the property of the Company or (c) the intent and purposes of this Agreement.

15.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Member, intending to be legally bound, has executed this Operating Agreement as of the date first above written.

MEMBERS:

AMERICAN REALTY CAPITAL II, LLC

By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chairman and CEO

CAMBR COMPANY, INC.

By:	/s/ Allen Skolnick
	Name:	Allen Skolnick
	Title:	President

SCHEDULE A

Members
(as of August __, 2008)

Member Name and Address	Capital Contribution	Percentage Interest

American Realty Capital II, LLC 1725 The Fairway Jenkintown, PA 19046	$5,000,000.00	50%

CAMBR COMPANY, INC. 410 Ocean Avenue Box 330 Lynbrook, NY 11563	$5,000,000.00	50%

Totals:	$10,000,000.00	100.00%